AMENDED AND RESTATED WARRANT AGREEMENT,


                          dated as of February 22, 1996


                                     between


                                LADISH CO., INC.


                                       and


                                 the Purchasers

                      listed on the signature pages hereto.



                                TABLE OF CONTENTS

                                                                         Page


   SECTION 1.  Defined Terms . . . . . . . . . . . . . . . . . . . . . .    1

   SECTION 2.  Issuance and Delivery of Warrants . . . . . . . . . . . .    7

   SECTION 3.  Execution of Warrant Certificates . . . . . . . . . . . .    7

   SECTION 4.  Registration  . . . . . . . . . . . . . . . . . . . . . .    7

   SECTION 5.  Warrants; Exercise of Warrants  . . . . . . . . . . . . .    7

   SECTION 6.  Payment of Taxes  . . . . . . . . . . . . . . . . . . . .    9

   SECTION 7.  Fractional Interests  . . . . . . . . . . . . . . . . . .    9

   SECTION 8.  Reservation of Warrant Shares . . . . . . . . . . . . . .    9

   SECTION 9.  Adjustment of Exercise Price and Number of Warrant
        Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

   SECTION 10. Payments in Respect of Dividends and Distributions  . . .   16

   SECTION 11.  Preemptive Rights  . . . . . . . . . . . . . . . . . . .   16

   SECTION 12.  Registration Rights  . . . . . . . . . . . . . . . . . .   18

   SECTION 13.  Representations and Warranties . . . . . . . . . . . . .   18

   SECTION 14.  Covenants  . . . . . . . . . . . . . . . . . . . . . . .   18

   SECTION 15.  Amendments and Waivers . . . . . . . . . . . . . . . . .   22

   SECTION 16.  Transfers  . . . . . . . . . . . . . . . . . . . . . . .   23

   SECTION 17.  Miscellaneous  . . . . . . . . . . . . . . . . . . . . .   24


   EXHIBIT A  -  Form of Warrant Certificate

   EXHIBIT B  -  Registration Rights Provisions


                     AMENDED AND RESTATED WARRANT AGREEMENT


                THIS AMENDED AND RESTATED WARRANT AGREEMENT, dated as of February 22, 1996 (this "Agreement"), by and among LADISH CO., INC., a Wisconsin corporation (the "Company"), and each of the Purchasers listed on the signature pages attached hereto (together with their respective successors and assigns, the "Purchasers").


                              W I T N E S S E T H:

                WHEREAS, the Company and certain of the Purchasers are parties to the Warrant Agreement, dated as of December 22, 1995 (the "Existing Warrant Agreement");

                WHEREAS, the parties to the Existing Warrant Agreement desire that such agreement be amended and restated as set forth in this Agreement;

                WHEREAS, the Company proposes to issue to the Purchasers Warrants (such capitalized term and other capitalized terms used in these recitals without definition shall have the meanings provided in Section 1) to purchase shares of the Common Stock, no par value per share (the "Common Stock"), of the Company pursuant to an Amended and Restated Note and Warrant Purchase Agreement dated as of the date hereof (as amended from time to time pursuant to the terms thereof and hereof, the "Note and Warrant Purchase Agreement"), in the amounts set forth on Schedule I attached thereto by and among the Company and the Purchasers;

                NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereto agree (i) that the Existing Warrant Agreement is hereby amended and restated, and (ii) further as follows:

                SECTION 1. Defined Terms. (a) The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings:

                "Equivalent Security" means, with respect to any security (a "first security") issued or to be issued by any Person, a security (an "equivalent security") of such Person that is identical in rights and benefits to such first security, except that (a) the equivalent security shall not be entitled to vote on any matter on which holders of voting securities of such Person are entitled to vote, other than as required by applicable law or with respect to any amendment or repeal of any provision of the Organic Documents of such Person or any other agreement or instrument pursuant to which the equivalent security was issued which provision specifically affects such equivalent security, (b) subject to such reasonable restrictions as the applicable Holder may request, the equivalent security shall be convertible in a one-to-one ratio into the first security and (c) the terms of the equivalent security shall include such provisions requested by the applicable Holder as are reasonable and equitable to ensure that (i) the equivalent security is treated comparably to the first security with respect to dividends, distributions, stock splits, reclassifications, capital reorganizations, mergers, consolidations and other similar events and transactions, (ii) the conversion right provided in clause (b) above is equitably protected and
   (iii) the acquisition of the equivalent security will not cause such Holder to violate any applicable law.

                "Excluded Securities" means:

                 (a) securities issued pursuant to a stock dividend, stock split or subdivision;

                 (b)  Common Stock issued upon the exercise of any Warrant;
                and

                 (c) securities issued by the Company in a Qualified Public Offering.

                "Fully-Diluted Basis" means, as applied to the calculation of the number of shares of Common Stock outstanding at any time, after giving effect to (a) all shares of Common Stock outstanding at the time of determination, (b) all shares of Common Stock issuable upon the conversion, exercise or exchange of any convertible security, warrant, option, subscriptions, calls or other rights to acquire Common Stock outstanding at the time of determination, irrespective of whether such conversion, exercise or exchange is permitted, restricted or vested at the time of determination, and irrespective of the price or consideration required by such conversion, exercise or exchange, and (c) all other commitments, promises or understandings to issue any shares of Common Stock or any convertible security, warrant, option, subscription, call or other rights outstanding at the time of determination. Such calculation will reflect the Warrants, and will not be made in accordance with the "treasury method in accordance with GAAP".

                "Holder" or "Holders" means the Purchasers (so long as either of them holds any Warrants or Warrant Shares) and any other holder of any of the Warrants or Warrant Shares.

                "Independent Financial Expert" means a nationally recognized investment banking firm (a) that does not (and whose directors, officers, employees and Affiliates do not) have a direct or indirect material financial interest in the Company, (b) that has not been, and, at the time it is called upon to serve as an Independent Financial Expert under this Agreement is not (and none of whose directors, officers, employees or Affiliates is) a promoter, director or officer of the Company, (c) that has not been retained by the Company for any purpose, other than to perform an equity valuation, within the preceding twelve months and (d) that is otherwise qualified to serve as an independent financial advisor. Any such Person may receive customary compensation and indemnification by the Company for opinions or services it provides as an Independent Financial Expert.

                "Interest Expense" means, with respect to any Person for any applicable period, the total interest expense of such Person and its Subsidiaries for such period, as determined in accordance with GAAP, including (i) commitment fees paid or owed with respect to the then unutilized portion of any credit facility, (ii) all other fees paid or owed with respect to the issuance or maintenance of letters of credit, bankers' acceptances and similar contingent liabilities, which, in accordance with GAAP, would be included as interest expense, (iii) net costs in connection with Hedging Obligations and (iv) the portion of any payments made in respect of Capitalized Lease Liabilities of such Person and its Subsidiaries allocable to interest expense.

                "Liquidity Creation Event" means any of the following:

                 (a)  a Qualified Public Offering;

                 (b) a sale of all the Common Stock of the Company (including the Warrants and all Warrant Shares) pursuant to a bona fide transaction in which (i) the consideration therefor consists solely of cash and Publicly Traded securities, (ii) each holder of shares of Common Stock receives the same form and amount of consideration and no such holder or Affiliate thereof would be entitled, directly or indirectly, to any benefits, fees, payments, inducements or other compensation from any of the purchasers except as provided to each other such holder; (iii) if any such holder is given an option as to the form and amount of consideration to be received, each such holder is given the same option; (iv) each Holder, to the extent of its unexercised Warrants, is given an opportunity to either (A) exercise such Warrants prior to the consummation of such sale and participate in such sale as holders of Common Stock or (B) upon the consummation of such sale, receive in exchange for such Warrants consideration equal to the amount determined by multiplying (1) the same amount of consideration per share of Common Stock received by holders of such Common Stock in connection with such sale less the Exercise Price per share of such Common Stock pursuant to such Warrants by (2) the number of shares of such Common Stock represented by such Warrants; (v) no Holder is obligated in connection with such sale to make any representations, warranties, indemnities or similar agreements other than representations and warranties as to such Holder's title to the Warrants or Warrant Shares being sold and the authority to sell such Warrants or Warrant Shares and indemnities as to such representations and warranties, which indemnities shall be several and not joint (provided that no Holder shall be required to provide indemnification that would result in an aggregate liability to such Holder in excess of such Holder's net proceeds from the sale of its Warrants or Warrant Shares pursuant to such sale); (vii) no Holder is obligated to pay any portion of the transaction costs associated with such sale (except for the costs of any legal counsel specifically engaged by it); and
                (viii) in the case such sale involves a purchase price adjustment based on a closing financial statement of the Company as of the closing date of such sale, no Holder is obligated to remit to any purchaser in such sale any amount after 180 days following such closing date or if such adjustment is finally determined and due and payable within such 180 days pay any amount which is greater than the lesser of (x) such Holder's pro rata share of the amount of such adjustment as finally determined and (y) an amount equal to 10% of the aggregate net proceeds received by such Holder at such closing (provided that each Holder shall be entitled to receive its full pro rata share of any adjustment in favor of the sellers in such sale when and as paid to all such sellers); or

                "Market Price" means, with respect to a share of Common Stock on any Business Day:

                 (a) if the Common Stock is Publicly Traded at the time of determination, the average of the closing prices for the Common Stock on the principal United States domestic securities exchange on which such security may at the time be listed, or, if there have been no sales on any such exchange on such day, the average of the highest bid and lowest asked prices on such exchange at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted on NASDAQ as of 4:00 P.M., New York time, on such day, or if on any day such security is not quoted in NASDAQ, the average of the highest bid and lowest asked prices on such day in the United States domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 20 Business Days consisting of the Business Day as of which "Market Price" is being determined and 19 consecutive Business Days prior to such day; or

                 (b) if the Common Stock is not Publicly Traded at the time of determination, the Market Value per share of Common Stock.

                "Market Value" means the fair market value of the common equity interest in the Company as determined in good faith by the Board of Directors of the Company.

                "Market Value per share of Common Stock" means the price per share of Common Stock obtained by dividing (i) the Market Value by
   (ii) the number of shares of Common Stock outstanding (on a Fully-Diluted Basis) at the time of determination.

                "NASDAQ" means the National Association of Securities Dealers, Inc., Automated Quotation System.

                "Net Income" means, with respect to any Person for any applicable period, the net income (or loss) of such Person and its Subsidiaries on a consolidated basis for such period determined in conformity with GAAP, exclusive of any extraordinary gains or non-cash extraordinary losses.

                "Proportionate Percentage" means, with respect to any Holder at any time, the quotient obtained by dividing (a) the aggregate number of Warrant Shares then held by such Holder by (b) the total number of shares of Common Stock then outstanding (on a Fully-Diluted Basis).

                "Publicly Traded" means, with respect to any security, that such security is (a) listed on a United States domestic securities exchange, (b) quoted on NASDAQ or (c) traded in the United States domestic over-the-counter market, which trades are reported by the National Quotation Bureau, Incorporated.

                "Qualified Public Offering" means an underwritten public offering of Common Stock registered under the Securities Act at an initial offering price (subject to appropriate reverse stock splits) of $5.00 per share and resulting in gross proceeds to the Company of at least $10,000,000.

                "Requisite Holders" means Holders holding Warrants or Warrant Shares representing at least a majority of all Warrant Shares issued or issuable upon exercise of Warrants outstanding on the date of determination.

                "Significant Holder" means a Holder holding Warrants or Warrant Shares representing more than 25% of all Warrant Shares issued or issuable upon exercise of Warrants outstanding on the date of determination.

                "Warrant Certificate" means a certificate evidencing Warrants, substantially in the form set forth as Exhibit A hereto. Warrant Certificates shall be dated the date of issuance by the Company.

                "Warrant Shares" means (a) the shares of Common Stock issued or issuable upon exercise of a Warrant in accordance with Section 5 or upon exchange of a Warrant in accordance with Section 5, (b) all other securities or other property issued or issuable upon any such exercise or exchange in accordance with this Agreement and (c) any securities of the Company distributed with respect to the securities referred to in the preceding clauses (a) and (b). As used in this Agreement, the phrase "Warrant Shares then held" by any Holder or Holders (or any similar phrase) shall mean Warrant Shares held at the time of determination by such Holder or Holders, and shall include Warrant Shares issuable upon exercise of Warrants held at the time of determination by such Holder or Holders.

                "Warrants" means the Warrants, the Escrowed Warrants and the Additional Warrants.

                (b) The following terms are defined in the Sections or other areas indicated:


   Term                                                               Section
   Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . preamble
   Board Representative  . . . . . . . . . . . . . . . . . . . . . . . . . 14
   Common Stock  . . . . . . . . . . . . . . . . . . . . . . .  third recital
   Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . preamble
   Convertible Securities  . . . . . . . . . . . . . . . . . . . . . . . .  9
   Exercise Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
   Existing Warrant Agreement  . . . . . . . . . . . . . . . .  first recital
   Expiration Date . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
   Note and Warrant Purchase Agreement . . . . . . . . . . . .  third recital
   Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
   Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . preamble
   Registration Rights Agreement . . . . . . . . . . . . . . . . . . . . . 12
   Reorganizations . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
   Section 11 Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
   Section 11 Offer Notice . . . . . . . . . . . . . . . . . . . . . . . . 11
   Section 11 Offered Securities . . . . . . . . . . . . . . . . . . . . . 11
   Section 11 Notice of Acceptance . . . . . . . . . . . . . . . . . . . . 11
   Security  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
   Transfer Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

                (c) Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement have the meanings provided in the Note and Warrant Purchase Agreement.

                SECTION 2. Issuance and Delivery of Warrants. On the terms and subject to the conditions of the Note and Warrant Purchase Agreement and this Agreement, on the Closing Date, the Company shall issue and deliver to the Purchasers Warrant Certificates evidencing the Warrants.

                SECTION 3. Execution of Warrant Certificates. The Warrant Certificates shall be signed on behalf of the Company by its Chairman of the Board or its President or a Vice President. Each such signature upon the Warrant Certificates may be in the form of a facsimile signature of the present or any future Chairman of the Board, President or Vice President, and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Company may adopt and use the facsimile signature of any person who shall have been Chairman of the Board, President or Vice President, notwithstanding the fact that at the time the Warrant Certificates shall be delivered or disposed of he shall have ceased to hold such office. Each Warrant Certificate shall also be manually signed on behalf of the Company by its Secretary or an Assistant Secretary under its corporate seal. The seal of the Company may be in the form of a facsimile thereof and may be impressed, affixed, imprinted or otherwise reproduced on the Warrant Certificates.

                SECTION 4. Registration. The Company shall number and register the Warrant Certificates in a register as they are issued. The Company may deem and treat the registered Holders of the Warrant Certificates as the absolute owners thereof (notwithstanding any notation of ownership or other writing thereon made by anyone) for all purposes and shall not be affected by any notice to the contrary. The Warrants shall be registered initially in such name or names as the Purchaser shall designate.

                SECTION 5. Warrants; Exercise of Warrants. Subject to the terms of this Agreement, each Holder shall have the right, which may be exercised at any time or from time to time until 5:00 p.m., New York time, on December 21, 2005 (the "Expiration Date") to receive from the Company the number of fully paid and nonassessable Warrant Shares (and such other consideration) which the Holder may at the time be entitled to receive on exercise of such Warrants and payment of the Exercise Price then in effect for such Warrant Shares. Each Warrant not exercised prior to 5:00 p.m., New York time, on the Expiration Date shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time; provided that the occurrence of the Expiration Date shall not relieve the Company of any obligation to any Holder which arose pursuant to the terms of this Agreement prior to such date.

                The price at which each Warrant shall be exercisable (the "Exercise Price") shall initially be $0.20 per share of Common Stock. The Company shall not change the par value of its Common Stock.

                A Warrant may be exercised upon surrender to the Company at its office designated for such purpose (as provided for in Section 17(b)) of the Warrant Certificate or Certificates to be exercised with the form of election to purchase attached thereto duly filled in and signed, and upon payment to the Company of the Exercise Price for the number of Warrant Shares in respect of which such Warrants are then exercised. Payment of the aggregate Exercise Price may be made, at the option of the applicable Holder, (i) by cash, certified or bank cashier's check or wire transfer, (ii) by surrendering to the Company the number of Warrants which, if exercised, would entitle the Holder thereof to that number of Warrant Shares which is equal to (A) such aggregate Exercise Price divided by (B) the excess of (1) the product obtained by multiplying the number of Warrant Shares which may be purchased with one Warrant by the Market Price per share of Common Stock over (2) the Exercise Price, (iii) by surrendering to the Company the number of shares of Common Stock equal to the quotient obtained by dividing (A) such aggregate Exercise Price by (B) the Market Price per share of Common Stock, (iv) by surrendering Notes to the Company in an aggregate principal amount equal to the aggregate Exercise Price, or (v) any combination of the foregoing.

                Subject to the provisions of Section 6, upon such surrender of Warrants and payment of the Exercise Price the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Holder and in such name or names as such Holder may designate a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrants (and such other consideration as may be deliverable upon exercise of such Warrants) together with, at the sole option of the Company, cash for fractional Warrant Shares as provided in Section 7; provided that, if requested by any Holder in its sole discretion, such Holder shall be entitled to receive, in lieu of any such consideration comprised of securities not constituting shares of Common Stock, the same number of shares or other units of an Equivalent Security (which the Company agrees to use its best efforts to create, including, subject to Section 14(h), amending its Organic Documents).
   Such certificate or certificates shall be deemed to have been issued and the Person so named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Exercise Price, irrespective of the date of delivery of such certificate or certificates for Warrant Shares.

                Each Warrant shall be exercisable, at the election of the Holder thereof, either in full or from time to time in part and, in the event that a Warrant Certificate is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the date of expiration of the Warrants, a new certificate evidencing the remaining Warrant or Warrants will be issued and delivered pursuant to the provisions of this Section 5.

                All Warrant Certificates surrendered upon exercise of Warrants shall be cancelled and disposed of by the Company. The Company shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the Holders during normal business hours at its office.

                SECTION 6. Payment of Taxes. The Company will pay all taxes and other governmental charges (including all documentary stamp taxes, but excluding all foreign, federal, state or local income taxes payable by a Holder of a Warrant) in connection with the issuance or delivery of the Warrants hereunder, including all such taxes attributable to the initial issuance or delivery of Warrant Shares upon the exercise of Warrants and payment of the Exercise Price. The Company shall not, however, be required to pay any tax that may be payable in respect of any subsequent transfer of the Warrants.

                SECTION 7. Fractional Interests. The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same Holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 7, be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall, at its sole option, pay an amount in cash equal to the Market Price of the Warrant Share so issuable multiplied by such fraction.

                SECTION 8. Reservation of Warrant Shares. The Company shall at all times reserve and keep available, free from preemptive rights (except as otherwise provided herein), out of its authorized and issued Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, the maximum number of shares of Common Stock which may then be deliverable upon the exercise of all outstanding Warrants options, warrants or other securities convertible into (including the Warrant Shares) or exchangeable or exercisable for Common Stock.

                The Company or, if appointed, the transfer agent for the Common Stock and each transfer agent for any shares of the Company's capital stock issuable upon the exercise of any of the Warrants (collectively, the "Transfer Agent)" will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company shall keep a copy of this Agreement on file with any such Transfer Agent. The Company will supply any such Transfer Agent with duly executed certificates for such purposes and will provide or otherwise make available all other consideration that may be deliverable upon exercise of the Warrants. the Company will furnish any such Transfer Agent a copy of all notices of adjustments and certificates related thereto transmitted to each Holder pursuant to
   Section 14(a).

                The Company covenants that all Warrant Shares and other capital stock issued upon exercise of Warrants will, upon payment of the Exercise Price therefor and issue thereof, be validly authorized and issued, fully paid, nonassessable, free of preemptive rights (except as may be granted by this Agreement) and free, subject to the provisions of
   Section 6, from all taxes, liens, charges and security interests with respect to the issue thereof.

                SECTION 9. Adjustment of Exercise Price and Number of Warrant Shares. The Exercise Price and the number and kind of Warrant Shares purchasable upon exercise of each Warrant shall be subject to adjustment from time to time in accordance with this Section 9.

                (a) Adjustment upon Issuance of Common Stock. (i) If, at any time after the Closing Date (other than in connection with the Undertaking), the Company shall issue or sell (or, in accordance with
   Section 9(a)(ii), shall be deemed to have issued or sold) any shares of Common Stock without consideration or for a consideration per share less than the Market Price determined as of the date of such issuance or sale, then, effective immediately upon such issuance or sale, the Exercise Price shall be reduced to an amount equal to the product obtained by multiplying

                 (A) the Exercise Price in effect immediately prior to such issuance or sale,

                by

                 (B)  a fraction, the numerator of which shall be the sum of

                 (x) the product obtained by multiplying (1) the number of shares of Common Stock outstanding on a Fully-Diluted Basis immediately prior to such issuance or sale by (2) the Market Price as of the date of such issuance or sale, plus

                 (y) the consideration, if any, received by the Company upon such issuance or sale, and the denominator of which shall be the product obtained by multiplying (1) the number of shares of Common Stock outstanding on a Fully-Diluted Basis immediately after such issuance or sale by (2) such Market Price.

   Upon each such adjustment of the Exercise Price hereunder, the number of Warrant Shares which may be obtained upon exercise of such Warrant shall be increased to the number of shares determined by multiplying (A) the number of Warrant Shares which could be obtained upon exercise of such Warrant immediately prior to such adjustment by (B) a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to such adjustment and the denominator of which shall be the Exercise Price in effect immediately after such adjustment.

                (ii) For the purpose of determining the adjusted Exercise Price under this Section 9, the following shall be applicable:

                 (A) Issuance of Rights or Options. If the Company in any manner (other than in connection with the Undertaking) issues or grants any rights or options to subscribe for or to purchase (A) Common Stock or (B) any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities"), and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Market Price determined as of the date of issuance or grant of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options (or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options) shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of this paragraph, the price per share for which Common Stock is issuable upon exercise of Options or upon conversion or exchange of Convertible Securities issuable upon exercise of Options shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issuing or granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon issuance or sale of such Convertible Securities and the conversion or exchange thereof by (y) the total maximum number of shares of Common Stock issuable upon exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

                 (B) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities having an exercise or conversion or exchange price per share of Common Stock which is less than the Market Price determined as of the date of such issuance or sale, then the maximum number of shares of Common Stock issuable upon the conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company for such lower price per share. For purposes of this paragraph, the price per share for which Common Stock is issuable upon conversion or exchange of Convertible Securities is determined by dividing (x) the total amount received or receivable by the Company as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Exercise Price had been or are required to be made pursuant to other provisions of this
                Section 9(a)(ii), no further adjustment of the Exercise Price shall be made by reason of such issuance or sale.

                 (C) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issuance, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock change at any time, then the Exercise Price in effect at the time of such change shall be readjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold and the number of Warrant Shares shall be correspondingly readjusted.

                 (D) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities without the exercise of such Option or right, the Exercise Price then in effect and the number of Warrant Shares acquirable hereunder shall be adjusted to the Exercise Price and the number of shares which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                 (E) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, then the consideration received therefor shall be deemed to be the net amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for consideration other than cash, then the amount of the consideration other than cash received by the Company shall be the Market Value of such consideration.

                 (F) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company or any Subsidiary of the Company, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

                 (G) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (y) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                (b) Subdivisions or Combinations of Common Stock. If, at any time after the Closing Date, (i) the number of shares of Common Stock outstanding is increased by a dividend or other distribution payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock or (ii) the number of shares of Common Stock outstanding is decreased by a combination or reverse stock split of shares of Common Stock, then, in each case, effective as of the effective date of such event retroactive to the record date, if any, of such event, (A) the Exercise Price shall be adjusted to a price determined by multiplying (x) the Exercise Price in effect immediately prior to such event by (y) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such event and (B) the number of Warrant Shares subject to purchase upon the exercise of any Warrant shall be adjusted effective at such time to a number equal to the product of (x) the number of Warrant Shares subject to purchase upon the exercise of such Warrant immediately prior to such event by (y) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding after giving effect to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such event.

                (c) Reorganizations. In case of any capital reorganization or reclassification of the capital stock of the Company, other than in the cases referred to in Section 9(a) or (b), or the consolidation or merger of the Company with or into another Person (other than a merger or consolidation in which the Company is the surviving entity and which does not result in any reclassification of the outstanding shares of Common Stock into shares of other stock or other securities or property), or the sale of the property of the Company as an entirety or substantially as an entirety (collectively, such actions being hereinafter referred to as "Reorganizations"), there shall thereafter be deliverable upon exercise of any Warrant (in lieu of the number of shares of Common Stock theretofore deliverable) the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock that would otherwise have been deliverable upon the exercise of such Warrant would have been entitled upon such Reorganization if such Warrant had been exercised in full immediately prior to such Reorganization. In case of any Reorganization, appropriate adjustment, as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a duly adopted resolution certified by the Company's Secretary or Assistant Secretary, shall be made in the application of the provisions herein set forth with respect to the rights and interests of Holders so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any shares or other property thereafter deliverable upon exercise of Warrants.

                The Company shall not effect or permit any such Reorganization unless (i) the successor entity resulting from such Reorganization or the Person purchasing such assets (A) is a corporation duly organized and validly existing under the laws of a state of the United States of America, (B) immediately after giving effect to such Reorganization (and the incurrence or anticipated incurrence of any Indebtedness to be incurred in connection therewith) shall have a Net Worth equal to or greater than the Net Worth of the Company immediately preceding such transaction and (ii) prior to or simultaneously with the consummation of such Reorganization the successor entity (if other than the Company) resulting from such Reorganization or the Person purchasing such assets shall expressly assume, by a supplemental Warrant Agreement or other acknowledgement executed and delivered to the Holder(s) in form and substance satisfactory to the Requisite Holders, the obligation to deliver to each such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase, and all other obligations and liabilities under this Agreement.

                (d) Notice; Calculations; Etc. Whenever the Exercise Price and the number of Warrant Shares shall be adjusted as provided in this
   Section 9, the Company shall provide to each Holder an Officer's Certificate describing in detail the facts requiring such adjustment and setting forth a calculation of the Exercise Price and the number of Warrant Shares applicable to each Warrant after giving effect to such adjustment. All calculations under this Section 9 shall be made to the nearest one hundredth of a cent ($.0001) or to the nearest one hundred thousandth of a share, as the case may be. Adjustments pursuant to Sections 9(a), (b) and (c) shall apply to successive events or transactions of the type covered thereby.

                (e)  Adjustment Rules.  Any adjustments pursuant to this
   Section 9 shall be made successively whenever an event referred to herein shall occur, except that, notwithstanding any other provision of this
   Section 9, no adjustment shall be made to the number of Warrant Shares or to the Exercise Price if such adjustment represents less than 1/2 of 1% of the number of Warrant Shares then outstanding, but any lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to 1/2 of 1% or more of such number of Warrant Shares.

                (f) Form of Warrants. Irrespective of any adjustments in the Exercise Price or the number or kind of Warrant Shares purchasable upon the exercise of any Warrant, Warrants theretofore or thereafter issued may continue to express the same Exercise Price and number and kind of Warrant Shares as are stated in the Warrants initially issuable pursuant to this Agreement.

                (g) Miscellaneous. In the event that at any time, as a result of an adjustment made pursuant to this Section 9, the Holders shall become entitled to purchase any securities of the Company other than, or in addition to, shares of Common Stock, thereafter the number or amount of such other securities so purchasable upon exercise of each Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Section 9, and the provisions of Sections 5, 6, 7 and 8 with respect to the Warrant Shares or the Common Stock shall apply on like terms to any such other securities.

                SECTION 10. Payments in Respect of Dividends and Distributions. If the Company pays any dividend or makes any distribution (whether in cash, property or securities of the Company) on its capital stock which does not result in an adjustment under Section 9, then the Company shall simultaneously pay to each Holder the dividend or distribution which would have been paid to such Holder on the Warrant Shares receivable upon the exercise in full of each Warrant had such Warrant been fully exercised immediately prior to the record date for such dividend or distribution or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividend or distribution are to be determined.

                SECTION 11. Preemptive Rights. (a) The Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any (i) Common Stock, (ii) any other equity security of the Company, (iii) any debt security of the Company which by its terms is convertible into or exchangeable for any equity security of the Company or has any other equity feature, (iv) any security of the Company that is a combination of debt and equity or (v) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity security or any such debt security of the Company (each of the foregoing, a "Security"), unless, in each case, the Company shall have first offered (each such offer, a "Section 11 Offer") to sell to each Holder its Proportionate Percentage of such Securities (such Securities, the "Section 11 Offered Securities") (and to sell thereto Section 11 Offered Securities not subscribed for by other Holders as hereinafter provided), at a price and on such other terms as shall have been specified by the Company in a written notice (each such notice, a "Section 11 Offer Notice") delivered to such Holder, which Offer by its terms shall remain open and irrevocable for a period of twenty Business Days from the date it is delivered by the Company to such Holder.

                (b) Notice of each Holder's intention to accept, in whole or in part, a Section 11 Offer shall be evidenced by a writing signed by such Holder and delivered to the Company prior to the end of the 20-day period of such Section 11 Offer, setting forth such portion of the Section 11 Offered Securities as such Holder elects to purchase (each such writing, a "Section 11 Notice of Acceptance"). If any Holder shall subscribe for less than its Proportionate Percentage of the Section 11 Offered Securities available to such Holder, the other subscribing Holders, subject to the terms of the Stockholders Agreement, shall be entitled to purchase the balance of such Holder's Proportionate Percentage in the same proportion in which they were initially entitled to purchase the Section 11 Offered Securities (excluding for such purposes such Holder subscribing for less than its Proportionate Percentage). The Company shall notify each other Holder within five Business Days following the expiration of the 20-day period described above of the amount of Section 11 Offered Securities which each Holder may purchase pursuant to the foregoing sentence, and each Holder shall then have five Business Days from the delivery of such notice to indicate such additional amount, if any, that such Holder wishes to purchase.

                (c) In the event that Section 11 Notices of Acceptance are not given by the Holders in respect of all the Section 11 Offered Securities, the Company shall have 90 days from the expiration of the foregoing 20-day period to sell all or any part of such Section 11 Offered Securities as to which Section 11 Notices of Acceptance have not been given by the Holders (such Securities, the "Refused Securities") to any other Person or Persons, but only upon terms and conditions in all respects, including unit price and interest rates, which are no more favorable, in the aggregate, to such other Person or Persons or less favorable to the Company than those set forth in the Section 11 Offer. Upon the closing of the sale of the Refused Securities, the Holders shall purchase from the Company, and the Company shall sell to the Holders, the
   Section 11 Offered Securities in respect of which Section 11 Notices of Acceptance were delivered to the Company, at the terms specified in the
   Section 11 Offer.

                (d) The preemptive rights granted in this Section 11 shall not apply to the issuance or sale of Excluded Securities.

                (e) If requested by any Holder in its sole discretion, such Holder shall be entitled to receive, in lieu of such number (as it shall specify) of shares or other units of Section 11 Offered Securities it would otherwise be entitled to acquire pursuant to this Section 11, the same number of shares or other units of Common Stock, to the extent such
   Section 11 Offered Securities are comprised of Common Stock, and/or an Equivalent Security (which the Company agrees to use its best efforts to create, including amending its Organic Documents) to the extent such
   Section 11 Offered Securities are comprised of Securities other than Common Stock.

                SECTION 12. Registration Rights. The Company hereby grants to the Holders the registration rights with respect to the Warrant Shares on the terms set forth in Exhibit B hereto (the "Registration Rights Agreement"), and all references to "this Agreement" contained herein are deemed to include the Registration Rights Agreement.

                SECTION 13. Representations and Warranties. The Company hereby represents and warrants to the Holders that the representations and warranties contained in Article IV of the Note and Warrant Purchase Agreement and in any of the other Transaction Documents are hereby confirmed and restated, insofar as the representations and warranties contained therein by their terms are applicable to the Company or any of its Subsidiaries and its or their properties, each such representation and warranty (insofar as applicable as aforesaid), together with all related definitions and ancillary provisions, being hereby incorporated into this Agreement by reference as though specifically set forth in this Section.

                SECTION 14. Covenants. (a) Notices of Certain Actions. In the event that the Company:

                 (i) shall authorize the issuance to holders of Common Stock of rights or warrants to subscribe for or purchase capital stock of the Company or of any other subscription rights or warrants; or

                 (ii) shall authorize a dividend or other distribution to holders of Common Stock of evidences of its indebtedness, cash or other property or assets; or

                 (iii) proposes to become a party to any consolidation or merger for which approval of any stockholders of the Company will be required, or to a conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any capital reorganization or reclassification or change of the Common Stock; or

                 (iv) commences a voluntary or involuntary dissolution, liquidation or winding up; or

                 (v) commences discussions with respect to a Qualified Public Offering or other Liquidity Creation Event; or

                 (vi)  breaches, or suffers a default under, this Agreement;
                or

                 (vii) proposes to take any other action which would require an adjustment pursuant to Section 9; or

                 (viii)  becomes subject to a Change in Control;

   then the Company shall provide as soon as possible a written notice to each Holder stating (A) the date as of which the holders of record of Common Stock to be entitled to receive any such rights, warrants or distribution are to be determined, (B) the material terms of any such consolidation, merger, Liquidity Creation Event, Change in Control, conveyance, transfer, dissolution, liquidation or winding up (including copies of all documents executed in connection therewith), the date any such event is expected to occur or become effective, and, if applicable, the date as of which it is expected that holders of record of Common Stock will be entitled to exchange their shares for securities or other property, if any, deliverable upon the occurrence of any such event or (C) the nature and period of existence of any such breach or default.

                (b) Financial Statements and Reports. The Company shall furnish to each Holder the financial statements, reports, certificates, statements and notices described in Section 6.1 of the Note and Warrant Purchase Agreement as in effect on the date hereof, within the periods set forth therein, and such clauses, together with all related definitions and ancillary definitions, are hereby incorporated into this Agreement by reference as though specifically set forth in this Section and all of such provisions shall survive the repayment of the Note and the termination of the Note and Warrant Purchase Agreement for the purposes hereof.

                (c) Information Rights. (i) Each Holder shall have all of the rights of a holder of Common Stock under applicable law, whether or not such Holder has exercised or exchanged any Warrants, to receive lists of stockholders and, subject to the other provisions of this Agreement, to receive other information respecting the Company, to inspect the books and records of the Company and its Subsidiaries and to visit the properties of the Company and its Subsidiaries.

                (ii) The Company will permit an authorized representative of each Significant Holder to visit and inspect any of the properties of the Company or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (and the Company hereby authorizes such independent public accountant to discuss its and their financial matters with each such Significant Holder or its representatives whether or not any representative of the Company is present) and to examine (and, at the expense of the Company, photocopy extracts from) any of its and their books or other corporate records. The Company shall pay reasonable fees of such independent public accountant (up to a $15,000 maximum aggregate amount) incurred in connection with any Significant Holder's exercise of its rights pursuant to this Section.

                (iii) The Company will hold meetings of its Board of Directors at least quarterly. An authorized representative of each Significant Holder (each such representative, a "Board Representative") may, at the expense of the Company, attend all meetings of the Board of Directors of the Company in a nonvoting observer capacity. The Company shall provide each Board Representative with such notice of, and other information with respect to, such meetings as are provided to members of the Board of Directors or to members of management at the same time as so provided to such Persons. The Company shall notify each Board Representative, as promptly as practicable prior thereto, of the taking of any action by written consent of its Board of Directors in lieu of a meeting thereof.

                (d) Covenants Incorporated by Reference. The Company agrees with each of the Holders that, until the performance of all of its obligations hereunder, the Company will perform, comply with and be bound by all of the agreements, covenants and obligations contained in Articles II and VI of the Note and Warrant Purchase Agreement as in effect on the date hereof, which by their terms are applicable to the Company or its properties, each such agreement, covenant and obligation, together with all related definitions and ancillary provisions, being hereby incorporated into this Agreement by reference as though specifically set forth in this Section and all of such agreements, covenants and obligations shall survive the repayment of the Notes and the termination of the Note and Warrant Purchase Agreement for purposes hereof.

                (e) Liquidity Creation Event. The Company agrees to use its best efforts to consummate a Liquidity Creation Event prior to the third anniversary of this Agreement; provided, however, that, in the event a Liquidity Creation Event shall have not been consummated prior to such date, the Company shall continue to use its best efforts to consummate a Liquidity Creation Event prior to December 21, 2005.

                (f) Current Public Information. At all times after the Company has filed a registration statement with the Securities and Exchange Commission pursuant to the requirements of either the Securities Act or the Exchange Act, the Company will file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder, and will take such further action as any Holder may reasonably request, all to the extent required to enable such Holder to sell Warrant Shares pursuant to Rule 144 or Rule 144A adopted by the Securities and Exchange Commission under the Securities Act. Upon request, the Company will deliver to any such Holder a written statement as to whether it has complied with such requirements.

                (g) Public Disclosures. The Company will not disclose any Holder's name or identity as an investor in the Company in any press release or other public announcement or in any public filing without the written consent of such Holder, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company will give written notice to such Holder describing in reasonable detail the proposed content of such disclosure and will permit the Holder to review and comment upon the form and substance of such disclosure.

                (h) Certain Restrictions. The Company will not without the consent of the Requisite Holders:

                 (i) permit any amendment to its Organic Documents, as in effect on the date hereof, including the creation of any class of capital stock other than the Common Stock and Common Stock or the alteration of any powers, preferences or special rights of the shares of Common Stock so as to affect them beneficially or so as to affect the holders of Common Stock adversely; or

                 (ii) take any other action, corporate or otherwise, the effect of which would be to alter, impair or affect adversely either the rights and benefits of the Holders or the duties and obligations of the Company under the Warrant Documents.

                (i) Specific Performance. Each Holder shall have the right to specific performance by the Company of the provisions of this Agreement, in addition to any other remedies it may have at law or in equity. the Company hereby irrevocably waives, to the extent that it may do so under applicable law, any defense based on the adequacy of a remedy at law which may be asserted as a bar to the remedy of specific performance in any action brought against the Company for specific performance of this Agreement by any Holder of the Warrants or Warrant Shares.

                SECTION 15. Amendments and Waivers. (a) Consent of Holders. No amendment, modification, termination or waiver of any provision of this Agreement (including the terms of the Note and Warrant Purchase Agreement incorporated herein by reference and the Registration Rights Agreement) and the Warrant Certificates, or consent to any departure by the Company therefrom, shall in any event be effective without the written concurrence of the Requisite Holders; provided, however, that without the consent of each Holder affected, no amendment, modification, termination or waiver may:

                 (i)  make any change to the definition of "Requisite
                Holders";

                 (ii) make any change to the transfer provisions of Section 16 that adversely affects the ability of a Holder to make any transfer described therein; or

                 (iii) make any change in the foregoing amendment and waiver provisions.

                After an amendment, modification, termination or waiver under this Section 15 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing such amendment, modification, termination or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, modification, termination or waiver.

                (b) Solicitation of Holders. The Company will not solicit, request or negotiate for or with respect to any proposed amendment, modification, termination or waiver of any of the provisions of this Agreement (including the Registration Rights Agreement) and the Warrant Certificates, unless each Holder (irrespective of the amount of Warrants or Warrant Shares then owned by it) shall be informed thereof by the Company (but only to the extent the Company has been provided with addresses for the Holders) and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any amendment, modification, termination or waiver effected pursuant to the provisions of this Section 15 shall be delivered by the Company to each Holder of outstanding Warrants or Warrant Shares forthwith following the date on which the same shall have been executed and delivered by the Holder or Holders of the requisite percentage of outstanding Warrant Shares (but only to the extent the Company has been provided with the addresses for the Holders).

                (c) Revocation and Effect of Consents. Until an amendment, modification, termination or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Warrant or Warrant Shares, even if notation of the consent is not made on any Warrant Certificate or stock certificate. However, any such Holder or subsequent Holder may revoke any such consent by notice to the Company received before the date on which the Requisite Holders have consented (and not theretofore revoked such consent) to such amendment, modification, termination or waiver.

                The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, modification, termination or waiver, which record date shall be at least 30 days prior to the first solicitation of such consent. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.

                SECTION 16. Transfers. Each Holder shall be permitted to transfer any Warrant or Warrant Share (and the rights relating thereto under this Agreement and the other Warrant Documents) to any Person; provided that

                 (i) such transfer is made pursuant to a registration statement under the Securities Act (it being acknowledged that the Company shall not be obligated to assist in any manner in any such registration) or pursuant to an exemption from the registration requirements of the Securities Act;

                 (ii) if such transfer is being made pursuant to an exemption from such registration requirements and if requested by the Company, counsel for such Holder (which counsel may be internal counsel) furnishes to the Company an opinion to the effect that such transfer is being made pursuant such an exemption;

                 (iii) the applicable transferee is an "accredited investor" as defined in Regulation D promulgated under the Securities Act;

                 (iv) such transferee represents to the Company in writing that it is acquiring such Warrant or Warrant Share solely for its own account and not as nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States of America or any state thereof, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of said Warrant or Warrant Share pursuant to a registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control; and

                 (v) unless the Holder making such transfer is making such transfer to any of its Affiliates or any of its partners or with the Company's prior written consent, such transfer is of
                (A) all the Warrants and Warrant Shares then held by such Holder or (B) Warrants and Warrant Shares (assuming exercise of the Warrants) aggregating not less than 5% of the shares of Common Stock outstanding (on a Fully-Diluted Basis) as of the date hereof, as such amount may be adjusted from time to time upon application of the provisions of Section 9.

                The Company shall promptly register the transfer of any outstanding Warrants in the Warrant Register and any outstanding Warrant Shares in a Common Stock register to be maintained by the Company upon surrender thereof accompanied by a written instrument or instruments of transfer in form reasonably satisfactory to the Company, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any such registration of transfer, a new Warrant Certificate or Common Stock certificate, as the case may be, shall be issued and delivered with all reasonable dispatch to the transferee(s) and such transferee(s) shall be deemed to have become the Holder(s) of record of the Warrants or Warrant Shares evidenced thereby, as the case may be, and the surrendered Warrant Certificate or Common Stock certificates, as the case may be, shall be canceled and disposed of by the Company.

                SECTION 17. Miscellaneous. (a) Warrant Document. This Agreement is a Warrant Document executed pursuant to the Note and Warrant Purchase Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article XII thereof.

                (b) Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and shall be made by personal service, facsimile, United States airmail or reputable courier service:

                 (i) if to the Purchasers or subsequent Holder, at the address or facsimile number set forth on the signature pages to the Note and Warrant Purchase Agreement, or such other address as shall be designated in a written notice delivered to the Company, with a copy to Mayer, Brown & Platt, 1675 Broadway, New York, New York 10019, Facsimile No. (212) 262-1910, Attention: James B. Carlson, Esq.; and

                 (ii) if to the Company, at the address or facsimile number set forth on the signature pages to the Note and Warrant Purchase Agreement, or such other address as shall be designated in a written notice delivered to the other parties hereto.

                Unless otherwise specifically provided herein, any notice or other communication shall be deemed to have been given when delivered in person or by courier service, upon receipt of facsimile (electronically confirmed), or five Business Days after depositing it in the United States airmail with postage prepaid and properly addressed.

                (c) Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Holder in the exercise of any power, right or privilege hereunder or under any other Warrant Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Warrant Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                (d) Severability. In case any provision in or obligation under this Agreement or the Warrant Certificates shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                (e) Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

                (f) Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.

                (g) Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Purchaser (including each Holder and its successors and assigns).

                (h) Consent to Jurisdiction and Service of Process. The Company hereby confirms its agreements under Section 11.12 of the Note and Warrant Purchase Agreement.

                (i) Waiver of Jury Trial. The Company hereby confirms its agreements under Section 11.13 of the Note and Warrant Purchase Agreement.

                (j) Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.


                [REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]



                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                 LADISH CO., INC.


                                 By:  /s/ Wayne E. Larsen
                                    Name:  Wayne E. Larsen
                                    Title:  Secretary


                                 GRACE BROTHERS, LTD.


                                 By:  /s/ Bradford T. Whitmore
                                    Name:  Bradford T. Whitmore
                                    Title:


                                 ING EQUITY PARTNERS, L.P. I

                                 By:  Lexington Partners, L.P.,
                                        its General Partner

                                 By:  Lexington Partners, Inc.,
                                        its General Partner

                                 By:  /s/ Gregory P. Flynn
                                    Name: Gregory P. Flynn
                                    Title:


                                 STATE STREET RESEARCH
                                 HIGH INCOME FUND

                                 By:  /s/ Scott B. Richards
                                    Name:  Scott B. Richards


                                 STATE STREET RESEARCH MANAGED ASSETS

                                 By:  /s/ Scott B. Richards
                                    Name:  Scott B. Richards

                                 FRANKLIN PRINCIPLE MATURITY TRUST

                                 By:  /s/ Chauncey Lufkin
                                    Name:  Chauncey Lufkin

                                 SALOMON BROTHERS INC.

                                 By:  /s/ Robert Okun
                                    Name:  Robert Okun

                                 WYNNEFIELD PARTNERS


                                 By:  /s/ Nelson Obus
                                    Name:  Nelson Obus

                                 C.C. PARTNERS, LTD.

                                 By:  /s/ Cromwell Coulson
                                    Name:  Cromwell Coulson

                                 EBI INDEMNITY COMPANY

                                 By:  /s/ Robert T. Claiborne
                                    Name:  Robert T. Claiborne

                                 SECURITY REINSURANCE COMPANY

                                 By:  /s/ Robert T. Claiborne
                                    Name:  Robert T. Claiborne

                                 GUARANTY NATIONAL INSURANCE COMPANY

                                 By:  /s/ Raymond J. Schuyler
                                    Name:  Raymond J. Schuyler

                                 CANYON PARTNERS INCORPORATED


                                 By:  /s/ Mitchell R. Julis
                                    Name:  Mitchell R. Julis

                                 NEW GENERATION LIMITED PARTNERSHIP

                                 By:  /s/ George Putnam
                                    Name:  George Putnam


                                 NEW GENERATION INSTITUTIONAL LIMITED
                                 PARTNERSHIP

                                 By:  /s/ George Putnam
                                    Name:  George Putnam


                                 CARUCCI FAMILY PARTNERS

                                 By: /s/ Walter P. Carucci
                                    Name:  Walter P. Carucci

                                 PRUDENTIAL SECURITIES

                                 By: /s/ David W. Schwartz
                                    Name:  David W. Schwartz

                                 MORGAN STANLEY & CO.

                                 By: /s/ Barry Bergman
                                    Name:  Barry Bergman


                                 /s/ Marcus Lane

                                 /s/ Jay Zidell

                                 /s/ Joel T. Leonard

                                 /s/ Charles F. Nichols

                                 /s/ Chester Sobol

                                 /s/ Robert J. Noel

                                 /s/ Lawrence Hammond